Exhibit 10.2

2005 Administrative Guidelines for the

Copano Energy, L.L.C.

Management Incentive Compensation Plan

The Copano Energy, L.L.C. Management Incentive Compensation Plan (the “Plan”) is established by the Board of Directors of Copano Energy, L.L.C. (the “Company”) to encourage and reward significant contributions to the successful and profitable operation of the enterprise by (i) management employees of the Company or a subsidiary thereof or (ii) employees of an Affiliate who performs services in a management capacity on behalf of the Company or a subsidiary thereof.  The Compensation Committee of the Board, which oversees executive compensation matters on behalf of the Board, approves the Administrative Guidelines for the Plan each Plan Year.  Terms capitalized in these Administrative Guidelines but not defined herein shall have the meaning attributed to such terms in the Plan.

Participation

Participants eligible for the Plan effective January 1, 2005 for the 2005 Plan Year shall be those employees of the Company and its Affiliates named in Exhibit A to these Guidelines.  Upon the recommendation of the CEO, the Committee may approve the entry of additional Participants in the Plan effective on the first day of any month of the Plan Year following their promotion or employment date.  Participants who enter the Plan during the Plan Year shall be eligible for an Award under the Plan but, in the discretion of the CEO and Committee Chairman, may only be eligible for an Award calculated pro rata based upon the period of actual service during the Plan Year.

Bonus Opportunities

The 2005 Target Bonus level for each proposed Participant is set forth in Exhibit A. The Target Bonus is defined as a specific percentage of the Participant’s base salary as of July 1 of the Plan Year that may be earned if, in the opinion of the Committee, the objectives upon which the opportunity is contingent are fully achieved.

Each Participant’s 2005 bonus is contingent upon 1) the Financial Objectives specified in Exhibit B to these Guidelines, and 2) the Participant’s individual objectives, which shall include Personal Objectives and any applicable Operational Objectives, each as established in accordance with these Guidelines.  The CEO and the Committee shall assess the relative significance of the Financial Objectives and each Participant’s individual objectives (including Personal Objectives and Operational Objectives) and shall assign to each objective a percentage so that for each Participant, the percentages assigned to the Financial Objectives shall equal fifty percent (50%) of the Target Bonus and the percentages assigned to the individual objectives shall equal fifty percent (50%) of the Target Bonus.

Financial and Operational Objectives

For each Financial Objective and Operational Objective, the Committee and the CEO shall approve the following performance levels:  1) a Threshold Level, 2) a Target Level, and 3) a Maximum Level, which levels shall be subject to final approval by the Board.

A.           If performance is less than the Threshold Level, the amount of the Target Bonus contingent upon that objective will not be paid.

B.             If performance is equal to the Threshold Level, fifty percent (50%) of the amount of the Target Bonus contingent upon that objective will be paid.

C.             If performance equals the Target Level, one hundred percent (100%) of amount of the Target Bonus contingent upon that objective will be paid.

D.            If performance equals or exceeds the Maximum Level, one hundred and fifty percent (150%) of the amount of the Target Bonus contingent upon that objective will be paid.

E.              When performance falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the amount of the bonus shall be determined by straight-line interpolation.

F.              In no circumstances will any bonus be paid from this Plan if cash distributions paid to unit holders of the Company in regard to any quarter of the Plan Year are less than $0.40 per unit.

When the Committee and the CEO deem it appropriate but subject to Board approval, the Threshold Level, Target Level, and Maximum Level of any Financial or Operational Objective approved at the beginning of the Plan Year may be adjusted to reflect significant changes in the operational environment or in the strategic direction of the Company or such other factors as the Committee and the CEO may determine.

Personal Objectives

Prior to or immediately following the commencement of any Plan Year, the CEO may require that one or more Participants (and the Committee may require that the CEO) propose such Personal Objectives for Committee approval that, together with any Operational Objectives approved for such Participant by the CEO and the Committee (and for the CEO, by the Committee) will determine the extent to which the percentage of the Target Bonus contingent upon individual objectives has been earned by such Participant.  To the extent practical, the objectives will be specific, measurable, and represent the contributions required of the Participant if the Company is to meet or achieve its business plan.  During the Plan Year, Personal Objectives will be reviewed routinely and may be revised by the Committee and the CEO to reflect changes in job responsibilities or business objectives.

At the end of the Plan Year, the degree to which each Participant accomplished his or her Personal Objectives will be reviewed by the CEO (or, in the case of the CEO, by the Committee), and a score of 0% to 150% will be assigned based upon the CEO’s subjective opinion of the performance of the Participant with respect to the Personal Objectives and upon other factors that the CEO may deem relevant and appropriate.  The percentage that represents the Participant’s score on Personal Objectives shall be multiplied by the weight assigned to the Personal Objective component of the Target Bonus to determine the amount of the bonus earned through the Personal Objectives component of the opportunity.

Bonus Determinations

The Participant’s Financial Objectives result will be combined with the Participant’s individual objectives result (including Personal Objectives and Operational Objectives) to determine the amount of his or her Award.  The CEO’s recommendations for award payments will be presented to the Committee at its first meeting immediately following the end of the applicable Plan Year, at which time the Committee shall review performance and consider and approve bonuses, if any, for all Participants including the CEO.  Awards shall be paid as soon as reasonably practicable following the Committee’s approval of awards, but in no case shall awards be paid later than March 15.

Participant’s Termination

Participants who terminate their employment by reason of death, disability (as determined by the Committee in its sole discretion) or retirement on or after reaching age 65 or, if prior to age 65, if approved by the Committee, and Participants whose employment with the Company or an Affiliate is terminated without “cause” shall be eligible for an award based on a pro rata portion of their Target Bonus and payable at the same time as all other award payments for the applicable Plan Year.  The pro rata portion of such Target Bonus shall be equal to the amount of the Participant’s Target Bonus multiplied by a fraction, the numerator of which is the number of full weeks the participant was actively employed during the Plan Year and the denominator of which is 52.

Notwithstanding anything to the contrary herein, in the event of (i) the termination of a Participant’s employment by the Company or an Affiliate without “cause” or (ii) the termination of employment by the Participant for Good Reason, in either case within one year of a Change of Control, such Participant shall be entitled to a pro rata portion of his or her Target Award based upon the termination date and payable within 30 days following termination.

If a Participant’s employment terminates for any other reason, he or she will not be entitled to any portion of a Target Award.  Participants who voluntarily terminate employment or are terminated for “cause” before the payment date of awards earned in a prior Plan Year shall forfeit such Awards.

Conflicts

Any conflicts between the Plan and these Administrative Guidelines shall be resolved in favor of the Plan.  Notwithstanding the preceding sentence, it is the intention of the Board and the Committee that the Plan shall be construed broadly to accommodate the provisions and concepts embodied in these Administrative Guidelines to the extent reasonably possible.

Exhibit A

Copano Energy, L.L.C.

2005 Management Incentive Compensation Plan

Name	Title	Recommended Target Bonus
Eckel	Chairman and CEO	60%
Northcutt	President and COO	50%
Assiff	SVP & CFO	35%
Paradee	VP and Controller	30%
Eckhart	SVP Transportation & Supply	35%
Gibson	VP Processing	30%
White	VP Operations	30%
Lawing	VP & General Counsel	30%
DeYoung	VP Gov’t & Reg. Affairs	15%
Casey	Director Personnel	15%
Theisen	Director Tax	15%